EXHIBIT 99.1

NEWS RELEASE
For Immediate Release	Contact: Charles A. Post
January 14, 2002	Senior Vice President,
Corporate Strategy and Capital Markets
(703) 273-7500

SUNRISE ANNOUNCES EARLY REDEMPTION OF ITS REMAINING $108 MILLION 5.5 PERCENT
CONVERTIBLE SUBORDINATED NOTES

MCLEAN, VA — Sunrise Assisted Living, Inc. (NYSE: SRZ) announced today that it will redeem all of the remaining $108 million of its outstanding 5.5 percent convertible subordinated notes (“convertible notes”) due 2002. The convertible notes have a maturity date of June 15, 2002. The convertible notes will be redeemed at a redemption price of 101.1 percent of the principal amount, plus accrued and unpaid interest for the period from December 15, 2001, to the redemption date, or an aggregate redemption price of $110 million.

     The redemption date will be February 12, 2002. Holders of convertible notes may convert their notes at any time prior to the close of business on February 5, 2002, into Sunrise common shares at a conversion price of $37.1875 per share (equivalent to a conversion rate of 26.89 shares per $1,000 principal amount of the notes). Any convertible notes not converted into common shares by the close of business on February 5, 2002, will be redeemed and cancelled on February 12, 2002, upon payment of the redemption price.

     Sunrise will use the proceeds from a new $92 million secured term loan provided by Fleet National Bank, Credit Suisse First Boston and First Union National Bank, together with cash on hand, to redeem the convertible notes. As of December 31, 2001, Sunrise had approximately $50 million of cash on hand. The new term loan has a current interest rate of 8.6 percent, matures in May 2004 and is subject to a six-month extension option. The new term loan is secured by first mortgages on 14 previously unencumbered Sunrise assisted living properties. With the redemption of the convertible notes, Sunrise will have approximately $22 million of debt maturing over the next 12 months, which consists primarily of secured mortgage financing that it expects to renew, pay off or refinance prior to maturity.

     Sunrise also announced today that its Board of Directors has approved the issuance of a new convertible subordinated note offering, subject to market conditions. Sunrise is under no obligation under its new $92 million secured term loan or its other credit facilities to make such an offering and the determination to go forward with such an offering will be determined by market conditions. The net proceeds from any such offering would be used by Sunrise to repay amounts under its various credit facilities, for investments in new properties and for general working capital purposes.

Sunrise Announces Early Redemption of 5.5 Percent Convertible Subordinated Notes

-more-

     Neither the convertible notes nor the Sunrise common stock issuable upon conversion of outstanding convertible notes or any convertible notes issued by Sunrise in any new convertible notes offering have been or will be registered under the Securities Act of 1933, as amended, or any state securities laws. Accordingly, these securities may not be offered or sold in the United States absent registration or an exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.

     This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of these securities.

     Certain matters discussed in this press release may be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Sunrise believes the expectations reflected in such forward looking statements are based on reasonable assumptions, there can be no assurance that its expectations will be realized. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

For general media calls, please contact Sarah Evers, Vice President, External Communications at (703) 744-1620.